EXHIBIT 99.1

Investor Contact:	Press Contact:
Rosemary Moothart	Robert Craig
Director of Investor Relations	Director of Public Relations
+1-425-519-4068	+1-617-314-6846
rosemarym@onyx.com	rcraig@onyx.com
Onyx Software Announces Status of Communications with CDC
CDC States Due Diligence Is a Condition to Negotiated Transaction
BELLEVUE, Wash. — July 24, 2006 — Onyx Software Corporation (NASDAQ:ONXS) today announced the status of negotiations with CDC Corporation, which began on Friday, July 21, 2006, and are in a preliminary stage, after CDC executed a customary confidentiality agreement. Onyx is required by applicable tender offer rules to announce the commencement of preliminary negotiations.
On Friday, July 21, 2006, Onyx presented CDC Corporation with a proposed form of merger agreement similar to the pending merger agreement executed with M2M. In addition, Onyx advised CDC that a definitive agreement would need to be completed on or before Tuesday, July 25, 2006 due to the quickly approaching special meeting to approve the merger with M2M and that Onyx and its representatives were prepared to make themselves available for negotiations as needed to accommodate this timeline. No assumption should be made that any transaction will be entered into or consummated as a result of these negotiations. Unless or until any further announcement from Onyx regarding developments in these negotiations, the Onyx board of directors continues to recommend that its shareholders vote “FOR” the merger agreement with M2M, which will be considered at a special meeting on August 1, 2006.
Despite the fact that CDC’s pending unsolicited tender offer to purchase all of the outstanding shares of Onyx for $5.00 per share in cash, as filed with the Securities and Exchange Commission (SEC) on July 12, 2006, is not conditioned upon any due diligence, CDC has advised Onyx that CDC’s willingness to consummate a negotiated acquisition of Onyx is conditioned upon due diligence. Although requested by Onyx, CDC has refused to waive this condition.
In response to CDC’s position, Onyx advised CDC that it would consider CDC’s request for due diligence if CDC satisfied the following three preconditions: 1) agreement in principle regarding a form of definitive merger agreement is reached; 2) CDC establishes to Onyx’s reasonable satisfaction that it has available in the United States sufficient cash to consummate an acquisition of Onyx; and 3) CDC affirms its willingness and ability to execute a definitive agreement within the timeframe specified above. As of the time of this release, these conditions remain unsatisfied.
Additional Information About the Proposed Acquisition and Where to Find It
Onyx has filed a definitive proxy statement in connection with the proposed merger with M2M Holdings, Inc. and a solicitation/recommendation statement on Schedule 14D-9, both of which have been mailed to shareholders. Onyx urges investors and security holders to read the definitive proxy statement, the solicitation/recommendation statement and any other relevant documents filed with the SEC because they contain important information about Onyx and the proposed transaction. Investors and security holders can obtain these documents free of charge at the Web site maintained by the SEC at www.sec.gov. The definitive proxy statement, the solicitation/recommendation statement and other relevant documents also may be obtained free of charge by contacting The Altman Group, Inc. at (800) 581-5607.
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Onyx Software
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Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the definitive proxy statement.
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Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.